Exhibit 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on August 10, 2007, by and between Edward A. Mueller (the “Executive”) and Qwest Communications International Inc., a Delaware corporation (together with its wholly owned subsidiaries, the “Company”).

WITNESSETH THAT:

WHEREAS, the parties desire to provide for the grant of certain non-qualified stock options and shares of restricted stock to the Executive as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.                                       Stock Option and Restricted Stock Award.  The Executive shall be granted options under the Qwest Communications International Inc. Equity Incentive Plan, as amended (the “Plan”), to acquire shares of the common stock (“Common Stock”) of Qwest Communications International Inc. (“QCII”) and restricted shares of Common Stock under the Plan, in accordance with the following:

(a)                                  On August 10, 2007 (the “Grant Date”), the Executive shall be granted non-qualified options to acquire 2,083,000 shares of Common Stock (the “Option Award”).  Each option shall have a ten year term commencing on the applicable Grant Date, subject to vesting or earlier forfeiture as provided in subparagraphs (d) and (e) below.

(b)                                 The option price (“Option Price”) with respect to the 2,083,000 share option granted on the Grant Date is the closing price per share of the Common Stock reported on the New York Stock Exchange, or such other national stock exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock, on the Grant Date. Upon the exercise of any such options, the Option Price with respect thereto shall be paid in accordance with the terms and conditions of the Plan.

(c)                                  On the Grant Date, the Executive shall be granted shares of restricted Common Stock having an approximate value of $7,500,000 (the “Restricted Stock Award”) subject to vesting or forfeiture as provided in subparagraphs (d) and (e) below. The number of shares of restricted Common Stock granted pursuant to this Agreement shall be determined on the Grant Date by dividing the dollar value above by the closing price per share of the Common Stock reported on the New York Stock Exchange, or such other national stock exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock, on the Grant Date, then rounding to the nearest 1,000 shares.

(d)                                 The Option Award and the Restricted Stock Award shall vest and the Option Award shall become exercisable on the third anniversary of the Grant Date, if Executive is employed by the Company on such date and, at any time following the Grant Date, the average closing price for the Common Stock reported on the New York Stock Exchange, or such other national stock exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock (the “Closing Price”), shall have equaled or exceeded the then applicable Share Price Target, as defined in the following sentence, for any period of 90 consecutive trading days that begins on or following the Grant Date.  The “Share Price Target” shall be (i) $11.50 or (ii) following the declaration and payment of one or more dividends on the Common Stock, $11.50 less the aggregate per share amount of any dividends so declared and paid.  If the conditions set forth above have not been satisfied on the third anniversary of the Grant Date, the Option Award and the Restricted Stock Award shall vest and the Option Award shall become exercisable on the fourth anniversary of the Grant Date, if Executive is employed by the Company on such date and average Closing Price shall have equaled or exceeded the then applicable Share Price Target of (i) $12.65 or (ii) following the declaration and payment of one or more dividends on the Common Stock, $12.65 less the aggregate per share amount of any dividends so declared and paid for any period of 90 consecutive trading days that begins on or following the third anniversary of the Grant Date.  If a period of consecutive trading days occurs prior to the declaration and payment of a dividend on the Common Stock, during which the average Closing Price equals or exceeds the then applicable Share Price Target (prior to such payment of a dividend), such period of consecutive trading days shall be added to any subsequent period of consecutive trading days during which the average Closing Price equals or exceeds the then applicable Share Price Target for purposes of determining whether the requirement of 90 consecutive trading days with an average Closing Price at or above the Share Price Target has been satisfied.  In the event that there is any change in the Common Stock by reason of any stock dividend, stock split, combination of shares, or like change in the capital structure of the Company, the Share Price Target shall be appropriately adjusted at the time of such event to take into account the impact of such change in capital structure.

(e)                                  The Option Award and the Restricted Stock Award shall vest, and the Option Award shall become exercisable prior to the fourth anniversary of the Grant Date, under the following circumstances:

(i)                                     If the Executive dies, becomes Disabled, terminates his employment by reason of Termination for Good Reason or his employment is terminated by the Company for any reason (other than for Cause) following Company notice of cancellation of the Employment Term (as defined in the Employment Agreement), which in both cases shall be treated for all purposes of this Agreement as a termination by the Company without Cause, or is terminated by the Company without Cause, during the four year period following the Grant Date, the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable on the date the Executive dies, becomes Disabled or is terminated by the Company without Cause, if at the time of such death, Disability, or termination by the Company without Cause the average Closing Price for a period of 22 or more consecutive trading days during the 30 consecutive trading days immediately prior to the date of death, Disability or termination by the Company without Cause shall have equaled or exceeded the then applicable Share Price Target.  If the Executive dies, becomes Disabled or is terminated by the Company without Cause and the provisions of this subparagraph have been satisfied at the time of such event, the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable, on the date of the Executive’s death, Disability or termination by the Company without Cause, or

(ii)                                  If both of the following conditions ((A) and (B)) have been satisfied prior to the fourth anniversary of the Grant Date, the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable, on the date specified in the immediately following sentence: (A) the approval by a majority of the Incumbent Board (as defined below) of either

(1)                                  a Change in Control as defined by section 5.2 of Executive’s Employment Agreement dated August 10, 2007 (the “Employment Agreement”); or

(2)                                  any other merger, consolidation, reorganization, sale of QCII or its assets, or a transaction in which shares of QCII or cash, or a combination of both, are issued for the acquisition of another company or assets, where the Executive is not offered the continued position of CEO of QCII, or if QCII is not the surviving company, the position of CEO of the surviving company in such transaction, with the Executive having substantially the same or greater compensation, authority, power, responsibility and duties as prior to the transaction;

and (B) the closing and consummation of such a transaction.  Upon the closing and consummation of a transaction described in clause (A)(1) or (A)(2) (but, in the event of the closing and consummation of a transaction described in (A)(2), only if the Executive has not been offered the position of CEO on the terms described in that clause), the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable on the date of the closing and consummation of such transaction.  If the Executive dies, becomes

Disabled or is terminated by the Company without Cause after the Incumbent Board has approved such a transaction but before the closing and consummation of such transaction, and the Restricted Stock Award and the Option Award otherwise would have vested upon closing under this subparagraph (e)(ii) if the Executive had not died, become Disabled or been terminated without Cause, then the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable, upon the closing and consummation of such transaction.

(f)                                    Except as otherwise provided in subparagraph (e)(ii) above, unless the termination of the Executive’s employment results in full vesting of the Option Award and Restricted Stock Award in accordance with subparagraphs (e)(i) or (ii) above, the Option Award and the Restricted Stock Award shall be immediately forfeited in the event of a termination of the Executive’s employment for any reason whatsoever, including but not limited to death, voluntary resignation, termination by the Company, or otherwise.  If not previously vested, the Option Award and the Restricted Stock Award shall be forfeited on the fourth anniversary of the Grant Date.

(g)                                 In the event that the Executive is terminated by the Company for Cause (as defined in Executive’s Employment Agreement), any vested option or unexercised portion thereof granted under subparagraph (a) shall be forfeited as of the date of such termination, whether or not otherwise vested or exercisable on such date.

(h)                                 In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of QCII, any reorganization (whether or not such reorganization comes with the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of QCII, the number and class of shares subject to options awarded in accordance with subparagraph (a) above, and the Option Price for such options under subparagraph (b) above, shall be adjusted in accordance with the provisions of the Plan to prevent dilution of the Executive’s rights.

(i)                                     Options or restricted shares of Common Stock granted in accordance with subparagraph (a) above may be transferred by the Executive to the Executive’s spouse, children or grandchildren (“Immediate Family Members”) or to a trust or trusts for the exclusive benefit of such Immediate Family Members or to a partnership in which such Immediate Family Members are the only partners.

(j)                                     The Company shall take all steps necessary or desirable to register the shares subject to the foregoing Option Award and the Restricted Stock Award under the Securities Act of 1933, as amended, on a Form S-8 or other appropriate form and to list such shares on the New York Stock Exchange.

(k)                                  Upon the vesting of any portion of the Restricted Stock Award or the exercise of any portion of the Option Award (other than a cashless exercise involving a same-day sale), the Company shall withhold a number of shares of Common Stock subject to such award having a value equal to the minimum amount required to be withheld under applicable federal, state and local income tax laws (collectively, “Withholding Taxes”).  The value of shares of Common Stock to be withheld shall be based on the closing price of such shares on the date the amount of Withholding Taxes is determined.

(iii)                               Upon a termination of Executive’s employment, the vested portion of the Option Award shall be exercisable during such period as is provided in the Plan for such termination; provided, anything herein or in the Plan to the contrary notwithstanding, upon any voluntary termination of Executive’s employment for any reason (other than due to his Disability or death), the vested portion of the Option Award shall be exercisable until the first to occur of (x) 90 days following termination of Executive’s employment or (y) the tenth anniversary of the Grant Date.

2.                                       Definitions.

(a)                                  “Cause” shall have the same definition as paragraph 4.6(a) of the Employment Agreement;

(b)                                 “Good Reason” shall have the same definition as paragraph 4.6(d) of the Employment Agreement;

(c)                                  “Disability” shall have the same definition as paragraph 4.6(c) of the Employment Agreement.

(d)                                 “Incumbent Board” means individuals who at the beginning of any two consecutive year period following the Effective Date of this Agreement,  constitute the Board of Directors of QCII (“the QCII Board”) and any new director (except for a director designated by a person who has entered into an agreement with QCII to effect a transaction described elsewhere in the definition of Change in Control contained in the Equity Incentive Plan) whose election by the QCII Board or nomination for election by QCII’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the QCII Board;

(e)                                  “Date of Termination” shall have the same definition as paragraph 4.6(b) of the Employment Agreement.

3.                                       Post-termination finding of Cause or Violation of Covenants. Notwithstanding any other provision of this Agreement, Executive shall immediately forfeit all rights under the Option Award and Restricted Stock Award and shall repay to Company all proceeds from the vesting or lapsing of the Awards occurring after Executive’s Date of Termination, if, within the two year period beginning on the Date of Termination, the Company determines that Executive, while employed by Company, engaged in conduct constituting Cause (as defined by Section 4.6(a) of Executive’s Employment Agreement) or if Executive has at any time violated the covenants set forth in Articles 6 and 7 of Executive’s Employment Agreement.  The process set forth at Section 11.14 of Executive’s Employment Agreement shall govern any proceedings under this paragraph,

4.                                       General Provisions.  The General Provisions set forth in Article 11 of Executive’s Employment Agreement are incorporated by reference as though fully set forth herein.

5.                                       Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, or prepaid overnight courier to the parties at the facsimile phone numbers or addresses set forth below (or such other addresses or facsimile numbers as shall be specified by the parties by like notice):

to the Company:

Qwest Communications International Inc.
1801 California Street, Suite 5200
Denver, Colorado 80202

Attn:  Chairman of the Compensation Committee of the Board of Directors; and

General Counsel

1801 California Street, Suite 5200
Denver, Colorado 80202
Facsimile:  (303) 383-8444

or to the Executive:

Edward A. Mueller

[at the address and facsimile number maintained in the Company’s business records]

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.  Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or, in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, all on the day and year first above written.

EXECUTIVE:	COMPANY:

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:
Edward A. Mueller	Teresa Taylor
EVP – Human Resources